CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of EMX Royalty Corp. of our reports dated March 24, 2021, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, incorporated by reference to the Annual Report on Form 40-F of EMX Royalty Corp. for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Interests of Experts” in the Prospectus, and the Annual Information Form which is also incorporated by reference to this Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

April 23, 2021